Exhibit 10.9
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made and entered into by and between Jill D. Smith (the “Executive”) and DigitalGlobe, Inc., a Delaware corporation (the “Company”), effective as of September 1, 2008 (the “Effective Date”).
RECITALS
     A. Executive is a member of the Company’s executive and management team.
     B. The Company’s Board of Directors (the “Board,” which term also includes any committee of the Board when used herein) believes that it is in the best interests of the Company and its stockholders to enter into an Employment Agreement with Executive to set forth the terms and conditions of Executive’s employment and to provide for severance benefits in the event Executive’s employment is terminated without Cause (as defined below) or Executive resigns her employment for Good Reason (as defined below) in order to avoid distraction of Executive due to uncertainty about her future role with the Company.
     C. To accomplish the foregoing objectives, the Board has directed the Company, upon execution of this Agreement by Executive, to agree to the terms provided in this Agreement.
     D. Certain capitalized terms used in the Agreement are defined in Section 5 below.
     In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Executive by the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and Company agree as follows:
          1. Employment Term. Unless otherwise terminated in accordance with Section 4, below, Executive’s employment under this Agreement shall commence on the Effective Date and continue for a period of 36 months (the “Initial Term”). Thereafter, the Initial Term shall be automatically extended on an annual basis for an additional one-year period, unless the Company or Executive provides the other party hereto with not less than 180 days’ prior written notice that the term will not be so extended. The Initial Term, as it may be extended, is referred to herein as the “Term.” Notwithstanding the foregoing, the then-current Term is subject to termination as provided in Section 4 hereof.
          2. Duties.
               (a) During the Term, Executive will serve as the President and Chief Executive Officer of the Company or in such other capacity as may be mutually agreeable from time to time by the Board and Executive, and will have such responsibilities, duties and authority as are customary for someone of that position.

               (b) Executive shall also perform such other duties during the Term as are reasonably assigned to Executive by the Board and that are consistent with the position in which she is employed.
               (c) The Company will provide the Executive with appropriate office space, facilities and support personnel.
               (d) During the Term, Executive shall use her good faith best efforts to perform the duties properly assigned to her hereunder, shall devote substantially all of her business time, attention and effort to the affairs of the Company and shall use her reasonable best efforts to promote the interests of the Company. Executive may serve on civic or charitable boards or committees and manage personal investments; provided that such activities do not individually or in the aggregate significantly interfere with the performance of her duties under this Agreement. If the Company consents to such service, Executive may serve on a corporate board; provided that such service does not individually, or together with other activities described in this Section 2, unreasonably interfere with the performance of her duties under this Agreement.
          3. Compensation, Benefits and Perquisites.
               (a) Base Salary. Beginning as of the Effective Date, Executive will be paid a base salary (the “Base Salary”) in respect of her services hereunder during the Term. The initial Base Salary shall be at an annual rate of $480,000. The Base Salary will be paid in equal periodic installments according to the Company’s customary payroll practices. During the Term, the then applicable Base Salary shall be reviewed by the Board at least annually and may be increased, but shall not be reduced at any time without Executive’s prior written consent. In addition, in the first paycheck following the Effective Date, the Company shall pay Executive an additional lump sum amount equal to the additional base salary that Executive would have received since April 14, 2008 if the base salary had been the Base Salary since such date.
               (b) Bonus. In addition to the Base Salary, Executive shall be entitled to receive an annual bonus (the “Bonus”) (if earned) for each calendar year during the Term for which services are performed under this Agreement. The performance criteria for any particular calendar year shall be established by the Board no later than 90 days after the commencement of such calendar year and prompt notice thereof provided to Executive. Executive’s Annual Bonus for a calendar year shall equal 70% of her annualized Base Salary for that year if target levels of performance for that year (as established by the Board when the performance criteria for that year are established) are achieved, with greater or lesser amounts (including zero) paid for performance above and below target (such greater and lesser amounts to be determined by a formula established by the Board for that year when it established the targets and performance criteria for that year). Performance criteria shall include such criteria as reasonably determined by the Board, which may (but need not) include stock price, operating earnings, revenue, new product growth, operational improvements, individual goals, and/or such other metrics as the Board shall determine. Any Bonus for a calendar year shall be subject to Executive’s continued employment with the Company through the end of the calendar year in which it is earned and shall be paid after the conclusion of the calendar year in accordance with the Company’s regular bonus payment policies in the year following the year with respect to which the Bonus relates, and in any case not later than two and one half (2 1/2) months following the end of the year with respect to which a Bonus is earned. The Board shall review the level of the target Bonus annually based on comparisons with bonus opportunities for chief executive officers of comparable companies and Executive’s individual performance and, upon notice to Executive, may adjust the target Bonus opportunity upward or downward as it deems appropriate to reflect such review.
               (c) Stock Option Grant. Within sixty (60) days of the Effective Date (or, if earlier, upon the occurrence of an Initial Public Offering), Executive shall be granted 750,000 nonqualified stock options to purchase the Company’s common stock pursuant to the Company’s equity incentive plan and subject to the terms of such plan. The exercise price of the options shall be the fair market value (as determined pursuant to the applicable plan) of the Company’s common stock on the date of grant. The options granted under this Section 3(c) shall vest and become exercisable as follows, subject in each case to Executive’s continued employment with the Company through the applicable vesting date: 200,000 options on the Effective Date ; 200,000 on the first anniversary of the Effective Date; 200,000 options on the second anniversary of the Effective Date; and 150,000 options on the third anniversary of the Effective Date; provided, however, that in the event of a Change in Control while Executive is an employee of the Company, all such options shall fully vest and become exercisable and shall remain outstanding for the period specified in the applicable award agreement.
               (d) Performance Restricted Stock Grant. Effective as of the Effective Date, the Board shall cause the Company to grant to Executive 150,000 shares of restricted common stock of the Company. Such shares shall vest annually in equal increments on each of March 31, 2009, 2010 and 2011, subject in each case to the achievement of performance goals determined by the Board and included in the Company’s annual success sharing bonus plan (or any successor plan); provided, however, that upon the occurrence of a Change in Control while Executive is an employee of the Company, all of such unvested restricted shares shall vest in accordance with the provisions of the Company’s 2007 Employee Stock Option Plan, or such other approved equity award plan pursuant to which the shares may be issued. If elected by Executive, the minimum legally-required tax withholding obligations upon the vesting of any shares of restricted stock granted under this Section 3(d) may be satisfied through the Company withholding the number of shares with a fair market value equal to the amount of such tax withholdings, and the remaining number of vested shares shall be delivered to Executive in such event; provided, however that for all shares that vest following the expiration of any Lock Up Agreement required to be executed by Executive as part of the Company’s Initial Public Offering, the Board shall have discretion to allow the withholding of shares or to require the Executive to otherwise pay the required taxes in cash.
               (e) Annual Long-Term Incentives. Executive shall be eligible for annual stock option and/or other equity incentive grants based on the achievement of such individual and Company-related performance criteria as determined by the Board.

Performance criteria shall include such criteria as determined by the Board, which may (but need not) include stock price, operating earnings, revenue, new product growth, operational improvements, individual goals, and/or such other metrics as the Board shall determine. The target annual incentive grant shall be equity awards with a value (as determined by the Board in good faith) of $1,000,000 with greater amounts up to $1,500,000 or lesser amounts (including zero), awarded for performance above or below target (such greater or lesser amounts to be determined by a formula established by the Board for that year when it establishes targets and performance criteria for that year). The vesting and other terms of such equity incentive grants shall be determined by the Board at the time of grant; provided, however, that upon the occurrence of a Change in Control while Executive is an employee of the Company, all of such outstanding equity awards shall fully vest and, to the extent applicable, shall (i) become exercisable and (ii) remain outstanding for the period specified in the applicable award agreement.
               (f) Liquidity Share Incentive. Upon the first to occur of (i) a Change in Control pursuant to which shares of the Company’s common stock as a class are exchanged for or converted into consideration, and more than 50% in value of such consideration to be paid or issued with respect to each such share of common stock is in the form of either cash, cash equivalents or Liquid Securities, or (ii) an Initial Public Offering, in each case while Executive is an employee of the Company or within one (1) year of Executive’s termination of employment, Executive shall receive the following number of shares of the Company’s common stock:

Liquidity Stock Price (unadjusted for any stock
split or reverse stock split that is implemented
after the Effective Date)	Shares of Common Stock
Less than $8 per share	200,000
At least $8 per share but less than $10 per share	400,000
At least $10 per share but less than $12 per share	600,000
               If elected by Executive, the minimum legally-required tax withholding obligations upon the delivery of any shares of stock granted under this Section 3(f) may be satisfied through the Company withholding the number of shares with a fair market value equal to the amount of such tax withholdings, and the remaining number of shares shall be delivered to Executive in such event.
               (g) Benefits. While Executive remains in the employ of the Company, Executive shall be entitled to participate in and shall receive rights and benefits under those employee benefits plans that the Company provides for its executive employees generally (provided that in no event shall this Agreement affect the Company’s right to amend or terminate any benefit plan). With regard to Paid Time Off (PTO), Executive shall be entitled to the rights and benefits under the Company’s Paid Time Off (PTO) Policy, but in any event, not less than 25 days per calendar year. PTO time is considered earned wages.
               (h) Expenses. All reasonable and necessary expenses incurred by Executive in the course of the performance of Executive’s duties to the Company shall be reimbursed in accordance with the Company’s then current travel and expense policies
          4. Termination of Employment.
               (a) For Cause, Disability, Death or Voluntary Termination; Termination at the End of the Term. Executive may terminate her employment at any time, for any reason, upon 30 days prior notice to Company. If the Executive’s employment is terminated during the Term by the Company for Cause, if Executive voluntarily terminates employment with the Company other than for Good Reason, if Executive’s employment terminates due to death or Disability, or if Executive voluntarily does not renew her employment at the end of the Term, the Company shall pay to the Executive (or, if applicable, her estate) in a lump sum (i) any unpaid portion of Executive’s accrued Base Salary and accrued Paid Time Off; (ii) any amounts payable to Executive pursuant to the terms of any pension or welfare benefit plan, and (iii) any expense reimbursements payable pursuant to the Company’s reimbursement policy (the “Accrued Obligations”).
               (b) Termination Without Cause or Resignation For Good Reason Prior to a Change in Control. Company may terminate Executive’s employment at any time without Cause upon 30 days prior written notice to Executive. Upon Executive’s involuntary termination of employment by the Company without Cause prior to a Change in Control, or Executive’s resignation for Good Reason prior to a Change in Control, the Term shall end and, in addition to the amounts specified in Section 4(a), Executive shall be entitled to receive the Accrued Obligations and a lump sum severance payment in an amount equal to two (2) times the sum of (i) Executive’s then in effect Base Salary, plus (ii) Executive’s Bonus Amount.
               (c) Termination Without Cause or Resignation For Good Reason Upon or Following a Change in Control. Upon Executive’s involuntary termination of employment by the Company without Cause upon or within 36 months following a Change in Control or Executive’s Resignation for Good Reason upon or within 36 months following a Change in Control, the Term shall end and, in addition to the amounts specified in Section 4(a), Executive shall be entitled to receive the Accrued Obligations and a lump sum severance payment in an amount equal to two and one-half (2-1/2) times the sum of (i) Executive’s then in effect Base Salary, plus (ii) Executive’s Bonus Amount.
               (d) Welfare Benefits. Executive’s eligibility to participate in the Company’s Medical, Dental, and Vision benefit plans and other insured Other Welfare Benefits (such as life, accident, and disability coverage) will terminate upon Executive’s termination of employment according to the terms of the relevant benefit plan. Executive may elect to participate in Medical, Dental, and Vision benefits provided through an outside vendor, in conjunction with continued insurance coverage available to Executive under the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at COBRA rates for up to eighteen (18) months. In the event Executive is entitled to severance payment benefits pursuant to paragraph 4(b) or 4(c) above, the Company shall continue to provide all welfare benefits provided to Executive immediately before such termination (including, without limitation, health and life insurance, but excluding disability insurance) for a period following Executive’s termination of employment equal to the period with respect to which Executive’s Base Salary is paid as severance, at the Company’s sole cost; provided, however, that to the extent Executive becomes re-employed and eligible for benefits with another employer prior to the expiration of such period, Executive will elect such benefits and promptly notify the Company so that the Company will have no further obligation to provide benefits under this paragraph (d) unless, and then only to the extent that, the benefits that are being provided by the Company are more favorable than such benefits provided by the other company.
               (e) Release of Claims. The payment and provision of any and all severance benefits pursuant to paragraphs 4(b), (c) and (d) above shall be conditioned upon and subject to execution of a Release of Claims by Executive at the time of termination of employment in the form attached to this Agreement as Exhibit A. All lump-sum payments due pursuant to this Agreement shall be payable at the time specified in such Release of Claims. The payment of the Accrued Obligations not subject to Executive’s execution of a Release of Claims.
          5. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
               (a) Bonus Amount. “Bonus Amount” shall mean the average of actual annual bonuses payable under Section 3(b) to Executive with respect to the two fiscal years immediately preceding the year which the Executive’s employment terminates; provided, however, in the event Section 4(c) applies, the Bonus Amount shall be the Executive’s target Bonus under Section 3(b) for the year in which the Change in Control occurs.
               (b) Change in Control. “Change in Control” shall mean the occurrence of any of the following events:
                    (i) Any person (other than persons who are employees of the Company at any time more than one year before a transaction) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities. In applying the preceding sentence, (A) securities acquired directly from the Company or its affiliates by or for the person shall not be taken into account, and (B) an agreement to vote securities shall be disregarded unless its ultimate purpose is to cause what would otherwise be Change in Control, as reasonably determined by the Board;
                    (ii) The Company consummates a merger, or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent

(either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no person (other than persons who are employees at any time more than one year before a transaction) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;
                    (iii) The stockholders of the Company approve an agreement for the sale or disposition by the Company of all, or substantially all, of the Company’s assets; or
                    (iv) The stockholders of the Company approve a plan or proposal for liquidation or dissolution of the Company.
Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
               (c) Cause. “Cause” shall mean:
                    (i) conviction of a felony or a crime involving fraud or moral turpitude; or
                    (ii) theft, material act of dishonesty or fraud, intentional falsification of any employment or Company records, or commission of any criminal act which impairs Executive’s ability to perform appropriate employment duties for the Company; or
                    (iii) intentional or reckless conduct or gross negligence materially harmful to the Company or the successor to the Company after a Change in Control , including violation of a non-competition or confidentiality agreement; or
                    (iv) willful failure to follow lawful instructions of the person or body to which Executive reports; or
                    (v) gross negligence or willful misconduct in the performance of Executive’s assigned duties. Cause shall not include mere unsatisfactory performance in the achievement of Executive’s job objectives.
               (d) Disability. “Disability” means a physical or mental illness, injury, or condition that prevents Executive from performing substantially all of Executive’s duties associated with Executive’s position or title with the Company for at least 90 days in a 12-month period.

               (e) Initial Public Offering “Initial Public Offering” means the first underwritten public offering of the Company’s common stock.
               (f) Liquid Securities. “Liquid Securities” means securities (i) that are listed on a securities exchange or designated as a national market security on an interdealer quotation system, such as the NASDAQ National Market List, or (ii) that are eligible to be so listed or designated and for which there is a commitment or plan at closing of the Change in Control or Initial Public Offering for such listing or designation to occur within one year after such closing.
               (g) Liquidity Stock Price. “Liquidity Stock Price” means the Per Share Price of Common Stock (as defined in the Company’s Sale Bonus Plan) in connection with the applicable Change in Control or Initial Public Offering (it being understood that in the event of an Initial Public Offering, the Liquidity Stock Price shall be the consideration per share paid for a share of Company common stock in such Initial Public Offering). The Liquidity Stock Price shall be equitably adjusted by the Board in the event of the occurrence of an event described in Section 8 of the Sale Bonus Plan.
               (h) Resignation for Good Reason. Resignation for “Good Reason” shall mean Executive’s voluntary termination, upon thirty (30) days prior written notice to the Company, following the occurrence of any of the following, provided, that the Company has not cured such event within such thirty (30) days following the receipt of such notice:
                    (i) a material reduction or change in Executive’s title or job duties, responsibilities and requirements inconsistent with Executive’s position with the Company and Executive’s prior duties, responsibilities and requirements;
                    (ii) any reduction of Executive’s then in effect Base Salary or Executive’s target Bonus as set forth in Section 3(b).
                    (iii) Executive’s refusal to relocate to a facility or location more than thirty (30) miles from the Company’s current corporate headquarters; or
                    (iv) any material breach of this Agreement by Company.
          6. Golden Parachute Provisions. If Executive becomes entitled to the payments, benefits and equity acceleration described in Sections 3 and 4 and such payments and benefits, together with any other payments or transfers of property (collectively the “Severance Payments”), constitute “parachute” payments under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company shall pay an additional amount (the “Gross-Up Payment”) to Executive. The Gross-Up Payment shall be equal to the amount necessary so that the net amount retained by Executive, after subtracting the parachute excise tax imposed by Section 4999 of the Code, as amended, or any successor statute then in effect (the “Excise Tax”), and after also subtracting all federal, state or local income tax, FICA tax and Excise Tax on the Gross-Up Payment, shall be equal to the net amount Executive would have retained if no Excise Tax has been imposed and no Gross-Up Payment had been paid. The amount of the Gross-Up Payment shall be determined in good faith by nationally recognized registered public accountants or tax counsel selected by the Company, who shall apply the following assumptions: (i) Executive shall be treated as paying federal income taxes at the highest marginal rate in the calendar year in which the Gross-Up Payment is made, and (ii) Executive shall be treated as paying state and local income taxes at the highest marginal rate(s) in the calendar year in which the Gross-Up Payment is made in the locality of Executive’s residence as of the effective date of Executive’s termination or resignation, net of the maximum reduction in federal income taxes that could be obtained from deducting those state and local taxes. The Gross-Up Payment shall be made within five business days after the effective date of Executive’s termination or resignation, provided that if the Gross-Up Payment cannot be determined within that time, the Company shall pay Executive within that time an estimate, determined in good faith by the Company, of the minimum amount of the Gross-Up Payment and shall pay the remainder (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but in no event later than the 30th day after the effective date of Executive’s termination or resignation. If the estimated payment is more than the amount later determined to have been due, the excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be repaid by Executive within five business days after written demand. In all events, any Gross-Up Payment made pursuant to this Section 6 shall be paid to Executive no later than the end of the calendar year following the year in which the related taxes are remitted to the applicable taxing authority. If the actual Excise Tax imposed is less than the amount that was taken into account in determining the amount of the Gross-Up Payment, Executive shall repay at the time that the amount of the reduced Excise Tax is finally determined the portion of the Gross-Up Payment attributable to that reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, FICA tax and federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by Executive, to the extent the repayment results in a reduction in or refund of Excise Tax, FICA tax or federal, state or local income tax), plus interest on the amount of the repayment at the rate provided in Section 1274(b)(2)(B) of the Code. If the actual Excise Tax imposed is more than the amount that was taken into account in determining the amount of the Gross-Up Payment, the Company shall make an additional Gross-Up Payment in respect of such excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) at the time that the amount of the excess is finally determined.
          7. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
          8. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Executive shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.
          9. Proprietary Information, Invention and Non-Competition Agreement. Executive acknowledges and agrees that the provision of benefits hereunder by the Company is subject to Executive’s compliance with the Company’s Proprietary Information, Invention and Non-Competition Agreement attached hereto as Exhibit B, and that no benefits shall be provided hereunder in the event Executive violates such Agreement.
          10. Miscellaneous Provisions.
               (a) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any benefit contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement (including without limitation, Sections 4(b) and (c)), shall any such benefit be reduced by any earnings or benefits that Executive may receive from any other source.
               (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an officer of the Company (other than Executive) expressly authorized by the Board of Directors to sign said waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
               (c) Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the matters addressed herein, superseding all negotiations, prior discussions and agreements, written or oral, concerning Executive’s employment arrangements; provided, however, that this Agreement shall not affect Executive’s rights under the DigitalGlobe, Inc. Sale Bonus Plan, which such Plan shall remain in effect with respect to Executive pursuant to its terms (as they may be modified from time-to-time). For the avoidance of doubt, Executive’s Employment Agreement dated October 17, 2005 is hereby terminated and superseded in its entirety by this Agreement and no benefits shall be provided thereunder.
               (d) Non-Duplication of Benefits. Any severance benefits payable under the terms of this Agreement will be offset and not augmented by other compensation or benefits of the same or similar type payable under any other severance-related arrangement. It is intended that this Agreement not duplicate benefits Executive is entitled to under the Company’s regular severance policy, any related policies, or any other contracts, agreements or arrangements between Executive and the Company. Notwithstanding the foregoing, for the avoidance of doubt, the benefits payable hereunder shall not be affected by any amounts payable to Executive pursuant to the DigitalGlobe, Inc. Sale Bonus Plan.

               (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Colorado without reference to conflict of laws provisions.
               (f) Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.
               (g) Jurisdiction, Venue and Waiver of Jury Trial. EXECUTIVE AND THE COMPANY AGREE THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, ITS VALIDITY OR PERFORMANCE, AT THE SOLE OPTION OF EXECUTIVE AND THE COMPANY, THEIR SUCCESSORS AND ASSIGNS, SHALL BE INITIATED AND PROSECUTED AS TO ALL PARTIES AND THEIR HEIRS, SUCCESSORS AND ASSIGNS IN DENVER, COLORADO. EXECUTIVE AND THE COMPANY EACH CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER HER OR ITS PERSON BY ANY COURT SITUATED IN DENVER, COLORADO, HAVING JURISDICTION OVER THE SUBJECT MATTER, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO EXECUTIVE AND THE COMPANY AT THEIR ADDRESSES SET FORTH ABOVE AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) BUSINESS DAYS AFTER SUCH PROCESS SHALL HAVE BEEN DEPOSITED IN THE U.S. MAIL, POSTAGE PREPAID. EACH PARTY WAIVES TRIAL BY JURY, ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.
               (h) Legal Fees and Expenses. The parties shall bear their own expenses, legal fees and other fees incurred in connection with this Agreement.
               (i) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (i) shall be void.
               (j) Employment Taxes. Any payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

               (k) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs Executive.
               (l) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
               (m) References to Equity Awards. References to all equity awards in this Agreement, including, stock options, restricted stock and common stock, are prior to and do not take into account any stock split or reverse stock split that may be implemented by the Company as part of the Initial Public Offering or thereafter. For the avoidance of doubt, with regard to all equity awards provided for under this Agreement, the number of shares, applicable strike price, and such other terms as may be affected by a stock split or reverse split, shall be appropriately adjusted by the Board to reflect such split or reverse split.
               (n) Section 409A. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with the Company, she is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earlier of (a) the date that is six (6) months following Executive’s termination of employment with the Company, or (b) the Executive’s death. The provisions of this Section 10(n) shall only apply to the extent required to avoid Executive’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement would cause Executive to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

DIGITALGLOBE, INC.		JILL D. SMITH

By:	/s/ Youcey L. Spruill	/s/ Jill D. Smith

	Title: Chief Financial Officer	Executive Signature

ACKNOWLEDGEMENT OF
THE BOARD OF DIRECTORS

By:	/s/ General Howell Estes, III
General Howell Estes, III
	Title:	Chair of the Compensation Committee

Exhibit A
RELEASE OF CLAIMS
     This Release of Claims is entered into by and between DigitalGlobe, Inc., a Colorado corporation (the “Company”), and «Executive_Name» (“Executive”). It is entered into pursuant to the terms of an Employment Agreement (the “Agreement”) between Executive and Company dated                           , 2008 and in order to resolve amicably all matters between Executive and the Company concerning the Agreement and Executive’s termination of employment with the Company and benefits payable to Executive under the terms of the Agreement.
     1. Termination of Employment. Executive’s employment with the Company has been terminated as a result of a Change in Control, an Involuntary Termination Without Cause or a Voluntary Resignation for Good Reason, as defined in the Agreement, by which Executive became eligible for benefits upon termination of employment.
     2. Severance Pay. On the eighth day following the execution of this Agreement by Executive (or on the next business day, if the eighth day is a weekend day or a holiday), the Company agrees to pay to Executive as a payment of all monetary amounts due to Executive under the terms of the Agreement the lump sum of $                    , less customary employee withholdings. Executive is also eligible for certain other continuation of benefits under the terms of the Agreement. Executive acknowledges that Executive has no entitlement to said benefits except according to the terms of the Agreement, which includes a requirement that Executive execute this Release of Claims. For the avoidance of doubt, any amounts payable to Executive pursuant to the DigitalGlobe, Inc. Sale Bonus Plan are not released hereby.
     3. Sole Entitlement. Executive acknowledges and agrees that no other monies or benefits are owing to Executive except as set forth in the Agreement or except as may be due under the Sale Bonus Plan.
     4. Return of Property and Documents. Executive states that Executive has returned to the Company all property and documents of the Company which were in Executive’s possession or control, including without limitation access cards, Company-provided credit cards, computer equipment and software.
     5. Confidentiality and Nondisparagement Agreement. Executive agrees to abide by the terms of any confidentiality, nondisparagement, nonsolicitation, and non-competition agreement(s) that Executive previously executed in connection with her employment with the Company. Executive agrees not to make any communications or engage in any conduct that is or can reasonably be construed to be disparaging of the Company, its officers, directors, employees, agents, stockholders, products or services. The Company agrees not to make any communications or engage in any conduct that is or can reasonably be construed to be disparaging of Executive.
Jill D. Smith

     6. Release. Executive (for herself, her agents, heirs, successors, assigns, executors and/or administrators) does hereby and forever release and discharge the Company and its past and present parent, subsidiary and affiliated corporations, divisions or other related entities, as well as the successors, shareholders, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past or present (hereinafter the “Releasees”) from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, which Executive has or may have against any released person or entity by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof, including, without limitation, all claims attributable to the employment of Executive, all claims attributable to the termination of that employment, and all claims arising under any federal, state or other governmental statute, regulation or ordinance or common law, such as, for example and without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act which prohibits discrimination on the basis of age over 40, and wrongful termination claims, excepting only those obligations expressly recited to be performed hereunder.
     In light of the intention of Executive (for herself, her agents, heirs, successors, assigns, executors and/or administrators) that this release extend to any and all claims of whatsoever kind or character, known or unknown, Executive expressly waives any and all rights granted by California Civil Code Section 1542 or any other analogous federal or state law or regulation. Section 1542 reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HER MUST HAVE MATERIALLY AFFECTED HER SETTLEMENT WITH THE DEBTOR.
     Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Executive from filing a charge with, or participating in any proceeding or investigation by, the Equal Employment Opportunity Commission or affiliated state agency. However, Executive acknowledges that, in accordance with this Release, she has no right to recover any monies on behalf of herself, her agents, heirs, successors, assigns, executors and/or administrators in connection with, or as a result of, such charge, investigation, or proceeding.
     7. No Actions Pending. Executive agrees that she has not filed, nor will she file in the future, any claims, actions or lawsuits against any of the Releasees relating to Executive’s employment with the Company, or the termination thereof.
     8. No Admissions. Nothing contained herein shall be construed as an admission of wrongdoing or liability by either party hereto.

     9. Entire Agreement; Miscellaneous. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter specifically addressed herein and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof, except as set forth herein. This Agreement may be amended or modified only by an agreement in writing, and it shall be interpreted and enforced according to the laws of the State of Colorado. Should any of the provisions of the Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that this shall not affect the enforceability of the other provisions herein.
     10. Waiting Period and Right of Revocation. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS AWARE AND IS HEREBY ADVISED THAT EXECUTIVE HAS THE RIGHT TO CONSIDER THIS AGREEMENT FOR TWENTY-ONE DAYS BEFORE SIGNING IT, ALTHOUGH EXECUTIVE IS NOT REQUIRED TO WAIT THE ENTIRE TWENTY-ONE DAY PERIOD; AND THAT IF EXECUTIVE SIGNS THIS AGREEMENT PRIOR TO THE EXPIRATION OF TWENTY-ONE DAYS, EXECUTIVE IS WAIVING THIS RIGHT FREELY AND VOLUNTARILY. EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE IS AWARE AND IS HEREBY ADVISED OF EXECUTIVE’S RIGHT TO REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN DAYS FOLLOWING THE SIGNING OF THIS AGREEMENT AND THAT IT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. TO REVOKE THIS AGREEMENT, EXECUTIVE MUST NOTIFY THE COMPANY IN WRITING WITHIN SEVEN DAYS OF SIGNING IT.
     11. Attorney Advice. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS AWARE OF EXECUTIVE’S RIGHT TO CONSULT AN ATTORNEY, THAT EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY, AND THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS AGREEMENT.
     12. Understanding of Agreement. Executive states that Executive has carefully read this Agreement, that Executive fully understands its final and binding effect, that the only promises made to Executive to sign this Agreement are those stated above, and that Executive is signing this Agreement voluntarily.

Dated: September 1, 2008	/s/ Jill D. Smith
Jill D. Smith

Dated: September 1, 2008	DIGITALGLOBE, INC.
	By:	/s/ Authorized Signatory
Title:

Exhibit B
Executive Proprietary Information, Invention
and Non-Competition Agreement

Executive name (Please type or print)	Company location

I acknowledge that, during my employment with DigitalGlobe Inc, (DigitalGlobe) I shall be in a position of confidence and trust, and shall have access to various data, technical developments and improvements, processes, tools, customer data and relationships, business plans, customer lists, marketing programs, price lists, salary and human resource information and other trade secrets and/or confidential information relating to the business of DigitalGlobe. I further recognize that, in providing highly specialized services for a wide variety of customers within an increasingly competitive global market, DigitalGlobe has a proprietary interest in all trade secret and other confidential information that I may acquire during the course of my employment which, if disclosed to competitors, would cause DigitalGlobe to suffer immediate and substantial injury. In addition, I acknowledge that I am a member of DigitalGlobe’s executive and management staff. Thus, I recognize that it is in DigitalGlobe’s legitimate business interest to restrict my use of such trade secrets and confidential or proprietary information for any purpose other than the discharge of my employment duties at DigitalGlobe, and accordingly enter into this Proprietary Information, Invention and Non-Competition Agreement (herein “Agreement”).
Therefore, in consideration of my employment (it being understood that this Agreement does not itself give me rights to employment or continued employment) by DigitalGlobe or by any of its subsidiaries, including any business entity of DigitalGlobe or any of its subsidiaries (such corporation, its successors and the subsidiaries of such corporation or of its successors being hereinafter individually and collectively called ‘DigitalGlobe° or “the Company”), I agree as follows:
1. I will not directly or indirectly during or after the term of my employment:
(a)	transfer or allow to be transferred, any information that is classified for purposes of national security, to any person, firm or organization not authorized to receive it; or

(b)	transfer, or allow to be transferred, any of the Company’s proprietary data or information, whether relating to products, equipment, inventions, ideas, designs, processes, research, software, customers, personnel, or otherwise, and including, without limitation, any of the Company’s manufacturing, technical or scientific know-how, methodologies, customers’ data, marketing programs, suppliers, pricing or bidding strategies, bids or proposals submitted or contemplated, customer contracts, and salary and human resource information or practices, to any person, firm or organization not authorized by the Company to receive it, or to use any of such proprietary data or information other than for the sole benefit of the Company; or
(c)	transfer, or allow to be transferred, any drawing, sketch, layout, formula, specification, report, written manufacturing, technical, or business information or the like owned by the Company, or any copy thereof, to any person, firm or organization not authorized by the Company to receive it; or
(d)	transfer, or allow to be transferred, any information that is not generally known outside the Company or that is designated by the Company as “Confidential” or °Restricted Confidential” or is similarly designated, to any person, firm or organization not authorized by the Company to receive it, or to use any of such designated information other than for the sole benefit of the Company; or
(e)	transfer, or allow to be transferred, any information not generally publicly known that is designated by a third party as “limited”, “private”, “confidential”, °proprietary” or is similarly designated, that the Company is contractually or otherwise obligated to protect from unauthorized disclosure, to any person, firm or organization not authorized by the Company to receive it, or use any such third party information other than for the benefit of the Company for purposes authorized by the Company; or
(f)	transfer, or allow to be transferred, any information pertaining to technology that has been deemed to be “controlled technology” as defined by the United States Department of Commerce, Bureau of Export Administration (BXA).
2. I will keep myself informed of the Company’s policies and procedures for safeguarding Company-controlled property, including all proprietary data and information, and will strictly comply therewith at all times. I will not, except when authorized by the Company, remove any Company-controlled property from Company premises. I will return to the Company, immediately upon termination of my employment or upon my transfer within the Company, all Company-controlled property in my possession or control.
3. I will grant and do hereby grant to the Company the sole and exclusive ownership of (including the sole and exclusive right to reproduce, use or disclose for any purpose) any and all reports, articles, books, recordings, audio-visual works, drawings, blueprints, data, software, firmware, writings and technical information and copyrights in the foregoing made or prepared by me alone or with others during the term of my employment, whether or not made or prepared in the course of my employment, that relate to the Company’s business or to apparatus, compositions of matter or methods pertaining to the Company’s business. I acknowledge that all such materials are the property of the Company within the scope of paragraph 1(b) and 1(c) above.

4. I will advise the Company’s Legal Department in writing in detail of each invention, whether or not patentable, made or conceived during the term of my employment by me alone, or with others. I will assign, and do hereby assign, to the Company or to its nominee, all my right, title and interest in each invention without further consideration. During or after the term of my employment, I will execute, acknowledge and deliver such assignments, affidavits, and other instruments prepared by the Company or its nominee, and do such other things as will assist the Company, or its nominee to obtain patents on such invention in any and all countries, all without further consideration, other than reimbursement of my expenses. I acknowledge that the expenses for which I might request reimbursement from the Company be limited to mailing charges and notary fees and other such expenses authorized in writing in advance by the Company, or its nominee.
5. There are excluded from the operation of paragraph 4:
(a)	all patents issued in my name, alone or with others, prior to the date of my first employment by the Company; and inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on my own time, and:
(1)	do not relate directly to the business of the Company or to the Company’s actual or demonstrably anticipated research or development

(2)	which do not result from any work performed by me for the Company; and
(b)	the inventions that are listed in the Appendix of this Agreement.
6. To the extent permitted by applicable state law, I agree that I shall not, during my employment at DigitalGlobe and for a period of one (1) year after the termination of my employment at DigitalGlobe, directly or indirectly:
(a)	recruit, solicit, attempt to persuade, or assist in the recruitment or solicitation of, any employee of the Company who was an employee, officer or agent of the Company during the three month period immediately preceding the date of termination of my employment, for the purpose of employing her or obtaining her services or otherwise causing her to leave her employment with the Company;

(b)	solicit or divert to any competing business any customer or prospective customer to which I had contact during the eighteen (18) months prior to leaving DigitalGlobe unless previously approved by DigitalGlobe in writing; or

(c)	become employed by or perform professional services of the type I provided while employed by DigitalGlobe, for any competitor of DigitalGlobe in its direct business lines, including, but not limited to, satellite and aerial imagery operations, product distribution, mapping and other value added services, by directly or indirectly taking any of the following actions:
(1)	owning, managing, operating, joining, controlling or providing services to any entity, regardless of entity form or location, that engages in or is seeking to engage in the current or planned business activities of the Company;

(2)	serving as an employee, agent, consultant, officer, or director of any such entity; or

(3)	inducing or attempting to induce any customer, supplier, or business relation of the Company to cease doing business with the Company, or in any other way interfering with the relationship between any customer, supplier or business relation and the Company.
If, after termination of my employment with the Company, I violate the covenants contained in this paragraph, then the duration of the covenant shall be extended from the date I resume compliance with the covenant, reduced by the number of days following my termination that I was not in violation of the covenant.
7. If the period of time or the area specified in Paragraph 6 should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such numbers of months or the area reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as are adjudged to be reasonable.
8. I acknowledge that the restrictions contained in this Agreement, in view of the global nature of the Company’s business, are reasonable and necessary in order to protect the legitimate interests of DigitalGlobe, and that any violation thereof would result in irreparable injuries to DigitalGlobe. In the event of any violation of any of these restrictions, I acknowledge that DigitalGlobe shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which DigitalGlobe may be entitled.
9. This Agreement constitutes the entire Agreement between the parties in connection with the subject matter hereof, supersedes any and all prior agreements or understandings between the parties, and may only be changed by agreement in writing between the parties.
10. This Agreement shall be governed by, and construed in accordance with, the law of the State of Colorado without regard to its conflict of laws principles.

11. This Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement may be assigned in whole or in part by the Company to a successor to all or substantially all of the business or assets of the Company or the sub-portion of the business or assets of the Company that relate to employee’s duties; or to any subdivision or part of the company; or to any entity which is a subsidiary or affiliate of the Company. I acknowledge that my obligations under this Agreement are binding upon my heirs, assigns and legal representatives.

I HAVE READ AND I UNDERSTAND THIS AGREEMENT AND ACKNOWLEDGE RECEIPT OF A COPY THEREOF:

/s/ Jill D. Smith	September 1, 2008	/s/ Authorized Signatory

(Executive’s signature)	(Date)	(Witness)

APPENDIX

Jill D. Smith
Executive name (Please type or print)	Company location
List of unpatented inventions owned or controlled by me on the date of entering these services including documents which disclose same. (A disclosure of the inventions themselves is not called for; what is wanted is an identification of the source documents, such as patent applications, or drawings, identified by number, title and/or date.) This information should appear on the back of all copies of this Agreement.
NONE